Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

ANDW - Q2 2004 ANDREW CORP Earnings Conference Call

Event Date/Time: Apr. 29. 2004 / 8:00AM CT

Event Duration: 1 hr 1 min

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CORPORATE PARTICIPANTS

Scott Malchow

Andrew Corporation - Manager of Investor Relations

Ralph Faison

Andrew Corporation - President and CEO

Marty Kittrell

Andrew Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Mike Walkley

RBC Capital Markets - Analyst

Arindam Basu

Morgan Stanley - Analyst

Rich Valera

Needham & Company - Analyst

Mark Jordan

AG Edwards - Analyst

Shawn Slayton

Ferris, Baker, Watts - Analyst

Earl Lum

CIBC World Markets - Analyst

Joy Mukherjee

AG Edwards - Analyst

Brian Modoff

Deutsche Bank - Analyst

Larry Harris

Oppenheimer - Analyst

Jeff Walkenhorst (ph)

Banc of America Securities - Analyst

Will Davis

UBS - Analyst

John Bucher

Harris Nesbitt - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Andrew Corporation second quarter fiscal year 2004 earnings release conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. If you would like [Caller Instructions]. Please note that this conference is being recorded.

I would now like to turn the call over to Mr. Scott Malchow, manager of Investor Relations. Mr. Malchow, you may begin.

Scott Malchow  - Andrew Corporation - Manager of Investor Relations

Thank you, operator, and good morning ladies and gentlemen.

This morning we will discuss Andrew Corporation second quarter ended March 31, 2004 results. With me today is Ralph Faison, President and Chief Executive Officer; and Marty Kittrell, Chief Financial Officer.

Before we begin the call I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Some of the statements made in this conference call are forward-looking statements, and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the Company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the Company’s ability to achieve cost savings anticipated from cost-reduction programs, fluctuations in international exchange rates, timing of cash payments and receipts, end use demand for wireless communications services, the loss of one or more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

Financial statements for the second quarter fiscal 2004 are included with our earnings release that was made available this morning and in the 8(K) that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please visit www.andrew.com or contact the Investor Relations department at 1(800)232-6767.

With that said I would now like to turn the call over to Ralph.

Ralph Faison  - Andrew Corporation - President and CEO

Thanks, Scott, and good morning, everyone, and welcome to our call.

I’m pleased to announce today our second quarter results achieved the high-end of our previously revised upward guidance. Just to give you a quick review, if you recall we revised our guidance upward on April 6 with a revenue range of $440 to $450 million, earnings of 4 cents to 6 cents per share, which included a 5-cent per share intangible amortization and restructuring.

Second quarter sales came in at a record $447 million. That’s up 9% sequentially, and up 122% from the year-ago quarter. Sales grew sequentially from Q1 to Q2 for the first time since 2000, and were higher than anticipated in each major product group and major region.

Net income for the quarter was 10.2 million, or 6 cents per diluted share, and included within net income was a $9.9 million, or 4 cents per share for intangible amortization charges. A pretax charge of $2.8 million, or 1 cent per share for restructuring. A pretax gain of $1.4 million from the sale of a facility, and you will notice, as usual in the press release we have included a table that gives you a breakdown of significant items for further review.

If I turn to orders for the second quarter, they were also at a record of $446 million. That is the fifth consecutive quarter where book-to-bill has been equal to or greater than one. So I think we continue to be well-positioned in the marketplace to take advantage of the encouraging industry trends that we are seeing. The drivers of those trends, increasing traffic on the network, including higher data rates, of course, continued growth in minutes of use on the voice side, and continued subscriber sign-up worldwide.

I’m pleased to see improved operator financial performance. And mostly to see the operators focus once again on the quality of service, improving their capacity, and investing in their networks. Also on that investment front, seeing the technology upgrades and the movement towards EBDO, EBDV, WCDMA, and UMTS around the world.

Let me turn now to the region and product breakdown. On a sequential basis sales increased across each major region as I mentioned before. In the Americas, sales were up 11% sequentially. Primary drivers there were higher sales in Latin America, new products for the broadband satellite market, and increased shipments quarter-over-quarter for geo-location products.

I turn to Europe, we were up 7% sequentially, driven really by continued traditional network build-outs; increasing capacity, once again, focused on the quality of service; and deployments of EDGE, WCDMA, and UMTS by European operators. Asia Pacific was also up at 4% sequentially, driven by CDMA and GSM build-outs in India, and from a China perspective, we continue to be well-positioned with our traditional OEMs as well as improving and continuing to position well with our local Chinese OEMs and China operators. And we are continuing to await the if and the when on the three G deployment.

Within each product group, sales were higher than anticipated across each major product area. Starting with Base Station Subsystems, sales did increase sequentially from quarter one driven primarily by OEMs supporting network upgrades and expansion, and I would like to point out that we are now shipping product to eight major OEMs, that’s up from seven in the first quarter.

In the Antenna group, sales increased sequentially from quarter one. It is driven by coverage applications for our traditional network infrastructure expansion, also new products introduced into the broadband satellite market.

From a Network Solutions perspective, sales did increase sequentially as well, driven by deployments of geo-location systems. I would also add that we are seeing no signs of disruption in deployment plans with the AT&T/Cingular planned integration. We also signed a license agreement with Cambridge Positioning Systems. This will enable us to develop an even more cost-effective location system for global GSM and 3G deployment. You might recall that we settled our outstanding patent litigation early in the quarter associated with geo-location.

Turning to Cable Products and Wireless Innovations, both of these businesses decreased sequentially, but they were higher than forecast and up significantly year-over-year and I might add up compared to typical seasonal decline. From a Cable Products perspective, you’ll recall that we closed the acquisition of MTS Wireless on March 31. This enabled us to acquire selected steel-related assets and product lines which will enhance that group’s ability to simplify site installations and reduce overall system faults.

From a pricing perspective, as you know pricing pressure is a function of competing in this global marketplace. We’ll always have price pressure, but this does continue to moderate across our product groups. I think that’s driven really by: one, Andrew’s unique value-added proposition to our customers with a full-line of products and our global footprint; two, our continued focus on new technology, new product offers and driving our own cost reductions; and finally, of course, a function of greater demand.

From a customer mix perspective, we continue to benefit from having a very nice globally diversified customer base. Lucent is the only customer in the quarter that’s accounting for slightly more than 10% sales. The top 25 customers accounted for 69% of sales, versus 66% in the previous quarter, and our major OEMs accounted for 43 percent of sales, versus 41% in the prior quarter.

A little update on our cost savings and merger integration update. Continued focus in the Company on operational and financial improvement, of course, and if you’ll recall we have two major programs that add up to about $100 million of annual savings that we’ll fully realize in 2005. That will drive us to our 2005 operating model with margins of operating income in the 10 to 14% of revenue range. So if you recall our September 2002 restructuring program targeted a savings of $47 million. Primary drivers there are our relocations of antenna product lines to Reynosa, Mexico, and Brno, Czech Republic.

During the second quarter we made good progress despite an intentional delay as announced earlier in the first quarter due to the significant increases in unit volumes for both new and existing products. We anticipate to be on track and will be largely complete during the third quarter and fully done during the second half of fiscal 2004 with those moves and the resultant cost improvements. We also believe that the second quarter was the floor in terms of gross margin pressure, and we’ll see sequential gross margin improvement in both the third quarter and fourth fiscal quarter, with a target of at least 100 basis point improvement for gross margin in the third fiscal quarter.

Turning a little bit to the Allen Telecom merger integration, and if you’ll recall we targeted there $52 million in annual cost savings. This is driven essentially by the integration of the five separate Allen organizations into Andrew’s global shared services model, and once again, we’re on track, making good progress and believe that the majority of those moves will be implemented, including SAP implementation for the vast majority during the second half of fiscal 2004.

You may have noticed that on Tuesday we filed a universal S-3 shelf registration statement. This gives us the flexibility to issue and distribute up to an aggregate amount of $750 million when market conditions are favorable, of course, opportunities for the customers — for our company is to have plans in place to support strategic initiatives, debt reduction, and other favorable long-term opportunities that are all focused on continuing to build shareholder value.

So in summary I’m very proud of the Andrew team. We’re certainly pleased with where the industry is turning up, and it’s been a very good first half for Andrew. We’ve seen strong top line growth driven by the positive industry trends. This certainly should eliminate any concerns that our first quarter strong results were as a result of budget flush by operators. I’m growing and growing in our confidence that the year will see an overall return of growth. Of course the basic drivers that have continued to provide that confidence for us is subscriber growth, minutes of use growth, and now the ever-growing data intensive application. Confidence that technology, both EBDO and WCDMA, are rolling out now and also initial roll-outs of 3G services throughout European operators, and we continue with our technology leadership with the introduction of new products.

We’re making further progress on our commitment for operational improvement, and are still committed to our bottom line results improvement for our margin targets that we’ve previously spoken of in 2005. We certainly have further work to complete, but we are on track. Should see the vast majority of our operating improvements throughout fiscal 2004 and benefits cost savings programs realized fully in 2005.

So with that I’d like to turn it over to Marty, let him comment a little further and a little more detail on the financial results for the second quarter. Marty?

Marty Kittrell - Andrew Corporation - CFO

Thanks, Ralph, and good morning everyone. I would like to spend just a couple of minutes on the second quarter financial highlights.

First, typical question we get is regarding the impact of currency. Currency did provide a similar benefit during the second quarter as it did in the first quarter of about 4% top line benefit year-over-year. A 4% top line benefit, obviously, about a point or so, that typically drops to the bottom line. We’ve talked many times about kind of at the margin. We do get some benefits from the dollar being weak against the Euro and other major currencies around the world. We probably at the margin would like to see the Chinese currency revalued up at some point in the future. So those are the things that do tend to have positive benefits on the Company.

Gross margins were 24.7% compared to 25.3% in the first quarter, and 25.7% in the prior year. As we had given guidance, we had anticipated that margins would be roughly consistent in the second quarter compared to the first quarter. They were actually down about 60 basis points. That decrease in gross margins reflect a couple of things, continued start-up costs associated with the two new Greenfield manufacturing facilities in Reynosa, Mexico, and Brno, Czech Republic; as well as manufacturing variances related to a significant increase in unit volume for new products within the broadband satellite market. As Ralph alluded, we do anticipate margins improving sequentially in the last half and I will come back and touch on that when we’re discussing guidance.

In terms of operating expenses, research and development expenses were 28.5 million, or 6.4% of sales in the second quarter, compared to 25.6 million, or 6.2% the prior quarter and 20 million and 7.8% of sales in the year ago quarter. We are anticipating continuing a little higher R&D in the last half to support introduction of new in-building products and Base Station Subsystems products, and that R&D is important, it’s project-oriented R&D, tends to be specific project-oriented R&D for either a specific customer at the operator level, or a specific OEM customer.

In terms of sales and administrative expenses, they were $52.7 million or 11.8% in the second quarter, compared to 12.8% the prior quarter, and 15.6% in the year ago quarter. They declined as a percentage of sales due to the higher sales and the initial benefits of our ongoing cost savings and merger integration program. We expect SGA to ramp a little bit in terms of dollars in the last half, although maintain roughly the same percentage. And once again we’ll talk about that a little bit more in the guidance section.

Intangible amortization, 9.9 million in the second quarter, compared to 9.4 million in the prior quarter. And 3.7 million in the prior year. The increase in amortization was due to the acquisitions that were made in our first quarter. We expect total amortization for FY ’04 of right at 39 to 40 million, before declining to 21 million in fiscal ’05. So there will be a fairly dramatic drop in amortization expense in the ’05.

Other income included a $1.4 million pretax gain from the sale of a facility in Australia. As you know over the past 18 months we’ve taken a very strategic look at our real estate around the world. We have disposed now of about four or five facilities, and we believe that we’re reaching the end of the — a point where we’re going to be booking gains in terms of real estate. We have been excluding those when we discuss a cash-based EPS number, but we’ve pretty much gotten rid of most of the excess facilities that we thought we had.

In terms of interest expense, it increased to $4 million in the second quarter, compared to $900,000 in the prior year quarter. And that’s really due to the sale of the convertible notes in August of 2003. Our effective tax rate was once again 35 percent, compared to 35% prior year quarter, or the prior quarter. It was 30% in the prior year quarter, and we expect that higher tax rate to continue due to an increased mix of taxable income here in the U.S., particularly following the Allen acquisition.

In terms of some balance sheet metrics, our cash balance was over $200 million at March 31. It did decline a little bit from December 31, due to working capital associated with the higher sales level and the previously referenced settlement of the patent litigation. Accounts receivable, we were very pleased with the DSO performance there of 77 days, compared to 83 days at December 31. We have to give most of the credit for that to just a higher mix of sales in the Americas which tends to lower DSOs. We don’t believe 77 days is in the range that we can maintain long-term. We’ve indicated several times to you that our target range is kind of 80 to 85 days. But it did give us a benefit in the March quarter.

Inventory was 327 million, 4.1 turns. We are carrying higher levels of inventory for two reasons. One, to support the increased demand in the market and, second, because we have delayed the ultimate relocation of some product lines to Brno, Czech Republic, and Reynosa, Mexico. We think that the turns number will show some sequential improvement over the next two or three quarters, and as we’ve indicated a year from now we’d like to be about five turns.

Total debt outstanding was 303 million. Debt to capital was below 17%, and we like to maintain a debt to cap of around 20% or less. Cash-flow statement. Cash-flow from operations was 34.5 million in the second quarter, compared to cash use of 15.7 million in the first quarter, and cash flow of 22.3 million in the year ago quarter. Working capital did increase in the quarter and we let accounts payable rise in line to support those higher levels of working capital.

Now to discuss third quarter guidance which we also put in the press release today. We expect sales to range from 450 to 480 million, which does reflect, we believe, a further strength in the industry and our ability to take advantage of our product portfolio and our scale. If we are at the high-end of that range, we think that would represent kind of the normal seasonal uptick that Andrew has traditionally experienced, although I think Ralph and I would both say that our seasonality continues to evolve. So it’s a little hard to predict given the new mix of businesses that Andrew has today, compared to what it had a couple of years ago.

GAAP earnings per share are expected to range from 6 to 9 cents per share. That includes intangible amortization of restructuring costs of around 5 cents per share. If you exclude those on a cash basis, earnings would range from 11 to 14 cents per share.

As Ralph alluded, we believe we saw the trough for gross margins in the second quarter, and we expect at least 100 basis points improvement in Q3 and further sequential improvement in Q4. In terms of dollar spending we believe R&D will be essentially flat with the second quarter. In terms of sales and admin, we expect an increase in dollars, although the percentage may stay flat, to support one-time global software implementations and higher sales-related compensation in the second half. We expect to continue with a tax rate of 35% and we also expect common shares outstanding to continue to approximate 160 million shares.

One last comment. Many of you are aware, obviously, of the news that came out from one of our important customers yesterday. We’d like to make two quick comments on that. The first comment is that Nortel is one of our top ten customers. We have a number of important product relationships with them. And we don’t believe that the current troubles they’re having to go through will have any significant impact on our ability to do business with them. And we look to support them to the best of our ability.

The second thing I would say is that one of the things I inherited when I joined Andrew six months ago as CFO was an extremely high quality set of books. And unlike a number of the companies in the telecom space, the quality of our financial accounting and the quality of the results that we report is topnotch. And I just wanted to reassure anybody who has any lingering doubts that that’s not something you have to worry about with Andrew.

With that I would like to turn the call back over to Ralph and we’ll field questions.

Ralph Faison  - Andrew Corporation - President and CEO

Thank you, Marty. Operator, if you would, we’ll take the first question.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the questions and answers Q&A session. [Caller Instructions]

Our first question comes from Mike Walkley from RBC Capital Markets. Please go ahead.

Mike Walkley  - RBC Capital Markets - Analyst

Thank you. Congratulations, guys, on a great quarter and solid guidance.

I just wanted to ask a follow-up question on your expansion in gross margins. Is that just an execution on your integration plan or is there any kind of mix shift booked into that 100 basis points improvement next quarter?

Ralph Faison  - Andrew Corporation - President and CEO

That’s driven all by execution and continued moves as we had promised within the third quarter to complete in both Reynosa and Czech Republic.

Mike Walkley  - RBC Capital Markets - Analyst

Great. Thank you. Ralph if you could just touch on some of the larger OEMs are still a little cautious on maybe the second half of calendar ’04, thinking that there’s a bit of a catch up going on. Can you maybe just talk about your trends, and if you had a crystal ball what you see the market kind of continuing in the back half of the year?

Ralph Faison  - Andrew Corporation - President and CEO

As you can see from our guidance, we’re pretty confident as to the continued growth in the space. We only give guidance for the quarter, but I am growing in confidence both, as you know we have business on both the operator side and the OEM side. Roughly about half and half. So we get insight from all around, and we really feel good about the growth drivers and growth trends throughout the year.

Mike Walkley  - RBC Capital Markets - Analyst

Okay, great. Thank you. Maybe a question on China, also, a lot of news about 3G, and I’m just wondering based on your close relationships over there if you have any ideas in your crystal ball where you think three G might start going there?

Ralph Faison  - Andrew Corporation - President and CEO

I’m sure everybody saw the Sunday article that came out. Of course, I haven’t been to China since then, but we certainly have talked to a number of folks I would say undetermined at this moment in time the validity of that article and presumption that there would — I think the presumption that there would never be a three G roll-out is quite wrong. As to when, boy, that’s really hard to tell, as it always is, so we’ll continue to monitor and look.

Mike Walkley  - RBC Capital Markets - Analyst

 Okay. Great. One more question and I’ll pass it on. In your strong bookings again this quarter, is there any mix shift in the bookings from last quarter, or what products maybe are vying the best visibility in the near term?

Ralph Faison  - Andrew Corporation - President and CEO

None — no major aberrations.

Mike Walkley  - RBC Capital Markets - Analyst

Okay, great. Thank you very much.

Operator

Next question comes from Arindam Basu from Morgan Stanley. Please go ahead.

Arindam Basu  - Morgan Stanley - Analyst

Quick housekeeping issue up front, payables GAAPed [ph] significantly in March. Why such a huge sequential drop and what do you think your plan is for that line item in June and September?

Ralph Faison  - Andrew Corporation - President and CEO

Well, we’ve constantly said that we’re going to let payables float to support the higher levels of inventory. There’s really not much other than that going on, Arindam. We expect both inventories and payables to start to come back down during the last half of the year. So I would expect that you’ve probably have seen the peak in both, unless we continue to see above trend sales growth.

Arindam Basu  - Morgan Stanley - Analyst

Okay. And then on the broadband satellite upside, what’s driving that right now and what’s your feel on the sustainability of that product line right now?

Ralph Faison  - Andrew Corporation - President and CEO

That’s a good question, Arindam. We have in the last couple quarters talked about new products. One of the new product areas we have entered is the direct broadcast satellite arena. Two specific drivers of that, HDTV and then the eventual move to a two-way type satellite capability.

We think that’s a nice growth area for Andrew and a nice extension of our existing long-held core competencies in VSAT and, of course, in larger earth-station type satellites. We have seen a significant growth path for our own revenues in that space. And as is always the case as you start up a new product, we have also seen the resultant costs associated with new product start-up which has put greater than anticipated pressure on some of the gross margin numbers that you’ve seen.

We do have a nice target. We are making nice progress in terms of improvement and getting more efficient at making those products, but we’re also quite pleased with the acceptance of customers and the growth we’re achieving there from a top line basis.

Marty Kittrell  - Andrew Corporation - CFO

And obviously the acquisition of Channel Master in the first quarter helps facilitate our entry into that.

Arindam Basu  - Morgan Stanley - Analyst

Are you still there? Okay. So, is that product line now at full production volume levels, and so the gross margin compression in the second quarter, that’s a moot point going into the fiscal third on that particular product area.

Ralph Faison  - Andrew Corporation - President and CEO

As we pointed out, we’ll see sequential improvement for gross margin across the board for Andrew, and this direct satellite business is a portion of that and in line with that.

Arindam Basu  - Morgan Stanley - Analyst

Okay. And the 3.5 GHz in China, the government recently completed bidding on that tender, have given out five licenses or so. Do you have a sense of opportunity in 3.5 GHz in China right now?

Ralph Faison  - Andrew Corporation - President and CEO

You know, Arindam, that’s such a new frequency for everybody, I don’t see any specific activity yet for deployment there. But of course as you probably wouldn’t be surprised, we’re ambivalent to the frequency and our application of RF. We think we have the capabilities to operate at all levels, particularly at a subsystems basis.

Marty Kittrell  - Andrew Corporation - CFO

And if that’s a microwave-type frequency, presumably the major microwave players are going to be all over that, Arindam, and as such most of the major microwave providers buy the reflector dishes — the antennas from us.

Arindam Basu  - Morgan Stanley - Analyst

Last question. Just give a sense of the linearity of revenues in the quarter, and how back-end loaded the quarter was.

Ralph Faison  - Andrew Corporation - President and CEO

Well, Arindam, similar to the December quarter, the quarter was back-end loaded and we alluded to that when we gave out revised guidance. January kind of showed the normal seasonal decline that we had anticipated, but then February and March ramped extremely strongly. So at the margin, it was a much more back-loaded quarter than we probably would have liked, but it was back-loaded.

Arindam Basu  - Morgan Stanley - Analyst

Okay. Thanks very much and great quarters, guys.

Operator

Next question comes from Rich Valera from Needham & Company. Please go ahead.

Rich Valera  - Needham & Company - Analyst

Thank you, good morning, gentlemen. Just following up on Arindam’s question, do you think April will be up sequentially from March on a revenue basis?

Ralph Faison  - Andrew Corporation - President and CEO

No, but I think it will be higher than January.

Rich Valera  - Needham & Company - Analyst

Okay. And just looking at the model, your long-term target operating model, the low end of the gross margin range is 28%. Can you give a sense of when you think it’s reasonable to hit that? Is something like the December quarter of this year a reasonable target for when we might hit the low end of that gross margin range?

Ralph Faison  - Andrew Corporation - President and CEO

Rich, what we’ve said is that that 405, we would hit that, and you’ll see sequential progress. This isn’t a step function. This is a function of continued operating efficiencies, so you’ll see sequential progress throughout the rest of ’04 and through ’05 and what we’re a targeting is that for the full year of ’05, we’ll be in that range of 28 to 30.

There’s a lot of inflection aspects that can drag that to the lower end of the range, 28, and things that can drive that to the 30, and what I would say, the 28 to 30 range is more a function of shift in product mix. But operational wise we should be in the range of being able to produce there during the ’05 period.

Marty Kittrell  - Andrew Corporation - CFO

I would just add to what Ralph said. Mix is more of a determining factor at this point than execution in terms of our visibility into ’05. And as we’ve indicated if we change our target of 28 to 30, it would just be because of mix, not because of execution.

Having said that if we were to kind of extrapolate the current mix of products and businesses, we probably wouldn’t realistically get to the 28% range before the last half of fiscal ’05. And whether or not we get to 28 in the first half or the second half of ’05, that doesn’t mean that we don’t have visibility to getting to the operating income target of 10% plus for ’05. And to us, that’s the more important target.

Rich Valera  - Needham & Company - Analyst

Great. Just along those lines, on the SG&A line, which I think is going up slightly in absolute dollars, would be pretty well above your 7 to 10% target range. So if we looked out to next year to be in that target model, would you foresee SG&A coming down through some of the cost savings, or do you see higher revenue to get you into that range?

Ralph Faison  - Andrew Corporation - President and CEO

Don’t forget that the implementation of the global shared services drives a lot of SG&A savings. That doesn’t take place, though,

until we finish the SAP implementations in the last half of this year. So we will be getting benefits from that accruing to us starting in, essentially in Q1. We expect that to drive benefits.

I think you’ll see us continue to get decent leverage on SG&A. One of the issues we are going to be confronting this year, frankly, is as we allude to in the press release and in the guidance, there will be higher incentive compensation costs this year, particularly for the sales folks, just because sales have been so much higher than our original plan. And obviously they’re getting bonus compensation this year. That just sets the bar higher for next year, and they don’t have the same ability to drive quite the same types of results. So between those two factors, I think you’ll see us get continued leverage on SG&A as we get into ’05.

Rich Valera  - Needham & Company - Analyst

Okay. That’s it for me. Thank you.

Operator

The next question comes from Mark Jordan with AG Edwards. Please go ahead.

Mark Jordan  - AG Edwards - Analyst

Good morning, gentlemen. First of all, you mentioned that you’re successfully expanding your OEM customer base for Base Station equipment up to eight OEMs currently. Could you characterize where you are with regards to penetration of those OEMs demand? What group or what number are you heavily penetrated? What group are you more in shipping initial or prototype-type units to them?

Ralph Faison  - Andrew Corporation - President and CEO

Mark, we are, as in the past, we’re pretty hesitant to give OEM by OEM detail. What I can — how I can characterize that for you is, obviously, the eight that we’re now delivering to are all within the top ten. Most of them are typified by when they bring out new products, and that’s, of course, where we’re focused, so when they bring out a new Base Station, we expect to get the vast majority of products, that is amplifiers, filters, and radios, that are outsourced, across that group for the new product area.

They’ll typically choose two, at the very most three vendors. So you can expect to be anywhere from, once those products are full and mainstream, you can expect to be anywhere from a 30 to 60% range in each OEM. So it’s pretty straightforward as you go. Now, the noise comes in as that legacy products are ramping down over some period of time, and other incumbent suppliers are there, the absolute purchase dollars are small for us compared to those basic units when we enter a new OEM.

Mark Jordan  - AG Edwards - Analyst

You also mentioned that in the 911 marketplace that you were developing systems that would address the three G market. Could you talk about the structure there? I would assume that would be GPS-based system from a technology standpoint. And what kind of investment per cell site would that represent, versus your current product line that you inherited from Allen, which I believe, if memory serves, was about $20,000 worth of investment per cell site.

Ralph Faison  - Andrew Corporation - President and CEO

And we still — I wouldn’t jump to the conclusion that we’d be GPS-based. We still are network based. And what we’re looking for is creative solutions to reduce the per cell site initial capital charge for operators so that other application that aren’t quite as stringent as the E-911 requirements, regulatory requirements, can be supported with an economic business model. Other applications like location-based services and our network management data gathering on an instantaneous basis. So what we’re looking for is things that can apply effectively the same level of performance at far less investment per site.

Mark Jordan  - AG Edwards - Analyst

Do you have a time frame under which this first products for the three G market would be at least in the demonstration mode?

Ralph Faison  - Andrew Corporation - President and CEO

The market acceptance and deployment will tend to be far longer than the technology development. So from a technology development standpoint, that isn’t the critical path item. It’s much more of a nascent market that is developing, and the marketing work is really where our focus is.

Mark Jordan  - AG Edwards - Analyst

Okay.

Marty Kittrell  - Andrew Corporation - CFO

Just a quick point of clarification, just to quickly correct something that Ralph said, 6 of the 8 are in our top 10, the other 2 are actually kind of in the top 20 or 25.

Ralph Faison  - Andrew Corporation - President and CEO

Top 10 of OEM, so top 10 OEMs in the industry, not our top 10 customers. Top 10 large OEMs, not small OEMs.

Marty Kittrell  - Andrew Corporation - CFO

Just for clarification, it wasn’t our top 10 customers. It was the top 10 global OEMs.

Mark Jordan  - AG Edwards - Analyst

Okay. Thank you.

Operator

The next question comes from Shawn Slayton from Ferris, Baker, Watts. Please go ahead.

Ralph Faison  - Andrew Corporation - President and CEO

Hi, Shawn.

Shawn Slayton  - Ferris, Baker, Watts - Analyst

Hi, guys, good morning. Nice quarter.

I just have one question for you, Ralph, on the competition pricing question. Do you feel the pricing environment for the Base Station subsystems and gears becoming more rational? And also, as a follow on to that, at this stage in the game do you feel more comfortable with walking away from business that doesn’t make sense to participate in from a profitability opportunity? Thanks.

Ralph Faison  - Andrew Corporation - President and CEO

All good questions. As I mentioned in my earlier comments, pricing pressure, particularly on the electronic side of our product portfolio is a fact of being in business here. So we always expect it. But I will characterize it as having moderated. I will characterize it as being more rational. List in demand certainly helps, and specifically to your question, yes we have and likely will continue to walk away from business that does not drive the kind of margin targets and profitability we ascribe to attain.

Shawn Slayton  - Ferris, Baker, Watts - Analyst

Okay. Very good. Thanks a lot, guys.

Operator

The next question comes from Earl Lum from CIBC World Markets. Please go ahead.

Earl Lum  - CIBC World Markets - Analyst

Yes, good morning, gentlemen, nice quarter.

Ralph Faison  - Andrew Corporation - President and CEO

Thank you.

Earl Lum  - CIBC World Markets - Analyst

A couple quick questions, within the areas that you saw sequential growth between Base Stations, antennas, and network solutions, can you give us some sense of where the majority of that growth came from, or was it evenly split across those three product groups?

Ralph Faison  - Andrew Corporation - President and CEO

In terms of percentage or in terms of reasons? Network Solutions is, as you know, primarily a U.S. region for us. Antennas are far more globally disbursed. And I gave the kind of numbers in terms of the regional, the Americas was the largest sequential growth followed by Europe, followed by Asia.

In terms of between those groups, they were Antennas and Network Solutions were both up sequentially. Antenna products up to a greater degree than Network Solutions on a percentage basis.

Earl Lum  - CIBC World Markets - Analyst

Okay. Great. Thank you for the clarification.

Just one follow up. Ralph, if you look at the market right now, do you see your percentage exposure to UMTS, three G products, did it grow sequentially in the second quarter, and are you expecting continued growth as we move to the next couple of quarters for your fiscal year?

Ralph Faison  - Andrew Corporation - President and CEO

Yes, if you think about, particularly on the electronic side of our portfolio, the Base Stations subsystems group, and if you think about when Andrew entered that space, we obviously designed for forward technology in the UMTS field, so as UMTS roll-outs start to occur, particularly on the European front, the percentage of UMTS business as a portion of the whole will continue to increase.

Earl Lum  - CIBC World Markets - Analyst

Great. And then just one final question. With regards to the — I guess, the cross licensing that you did with Kathrein, have you started to see the initial impact of that cross licensing yet on the remote electrical downtilts?

Ralph Faison  - Andrew Corporation - President and CEO

We haven’t seen any significant impact. I think both of us are just getting initial traction with operators for those product offerings.

Earl Lum  - CIBC World Markets - Analyst

At this point in time, are the operators very happy with the performance of the downtilt? Is this something where we’re expecting to see more of an industry-wide transition in a movement towards remote electrical downtilt technology?

Marty Kittrell  - Andrew Corporation - CFO

The initial trials have gone extremely well. The operators where we’ve invested in trials, and where they’ve bought equipment for trials have gone extremely well. It’s really just a function of do the operators want to change some of their operating models to take advantage of the remote capability offered by those products to reduce truck rolls and things like that.

So as operators mature and focus on driving down OPEX, we think that products like that, as well as our overall network optimization capability, will be of great benefit to operators. And we think it will be very attractive to operators and we’ll encourage them to explore those types of products.

Earl Lum  - CIBC World Markets - Analyst

And is there a margin premium on the remote electrical products relative to the standard products that you’re selling in? Can you give us some color as to what the differential may be?

Ralph Faison  - Andrew Corporation - President and CEO

We won’t get specific on the margin performance, but in general like most product trends, our new products we target a higher margin than the existing product that it is replacing.

Earl Lum  - CIBC World Markets - Analyst

Great. Thanks, guys.

Operator

The next question comes from Joy Mukherjee from A.G. Edwards. Please go ahead.

Joy Mukherjee  - AG Edwards - Analyst

Hi, good morning.

Ralph Faison  - Andrew Corporation - President and CEO

Hi, Joy.

Joy Mukherjee  - AG Edwards - Analyst

A question I had, I’m trying to get a better handle on the mix. Would you give us by percentage basis on product line either for the three months or six months, how the percentages were based on the product groups?

Ralph Faison  - Andrew Corporation - President and CEO

Let us look a little bit here so we can get precise.

Joy Mukherjee  - AG Edwards - Analyst

Okay.

Ralph Faison  - Andrew Corporation - President and CEO

Well, we haven’t really been disclosing that, Joy, and for competitive reasons and other factors. We do disclose it kind of on an aggregate basis a couple of times a year, during the analyst conference in the summer and then in the annual report at the end of the year. We disclose the aggregate breakdown by product grouping. What we can tell you currently on a run rate basis is that the Base Station subsystems group, the Antenna group, and the Cable group are all tracking at about a half billion dollars on an annualized basis. Then the other two units are smaller units, with Network Solutions being in the 150 million range and Wireless Innovations being in the roughly $100 million range.

So those are kind of the annualized performances of those, the five product groups. And as we’ve indicated a couple times, there is a fairly wide range of gross margin performances within those five as well. With Cable and Network Solutions and Wireless Innovations all being above the corporate average, and Base Station Subsystems and Antennas being below the corporate average. But that’s about as much as we’re prepared to discuss today.

Joy Mukherjee  - AG Edwards - Analyst

That’s helpful. Also on the broadband satellite products, do you see the gross margins there kind of being in line with the corporate averages or where does that fall?

Ralph Faison  - Andrew Corporation - President and CEO

Again, when we get down to absolute product detail we won’t give out corporate, our specific gross margins by product. But we do see a nice improvement trend in that product line.

Joy Mukherjee  - AG Edwards - Analyst

And finally, would you kind of talk about the cash-flow outlook for the balance of the year?

Marty Kittrell  - Andrew Corporation - CFO

Well, we’ve used some cash here in the first half just to support the higher growth in sales and the growth in receivables and inventory. We expect to generate cash in the last half. We expect inventories to have peaked. We don’t expect much further significant growth in receivables. But I got to tell you, it’s totally dependent on the level of sales in the last half. But we do expect to generate significant cash in the last half.

Joy Mukherjee  - AG Edwards - Analyst

Thank you.

Operator

The next question comes from Brian Modoff from Deutsche Bank. Please go ahead.

Brian Modoff  - Deutsche Bank - Analyst

Hi, guys. A couple questions. In terms of the gross margin, kind of are you talking about 100 basis point improvement this quarter, obviously, making the transition to the two facilities in Mexico and Czech Republic. — I’m sorry about that background noise. As you’ve completed it this quarter, in Q3, correct, you’ll have completed a transition, right?

Marty Kittrell  - Andrew Corporation - CFO

It beep right when you asked the last half of that question, say it one more time, Brian.

Brian Modoff  - Deutsche Bank - Analyst

Can you hear me better now? So you’ve completed the transition to the facilities in the current quarter into Mexico, these two facilities, the manufacturing process will be done?

Marty Kittrell  - Andrew Corporation - CFO

That is the target, yes.

Brian Modoff  - Deutsche Bank - Analyst

Will the gross margin improvement in the following quarter, once these transitions are complete and fully factored into your income statement, will the gross margin improvement sequentially from there be greater than 100 basis points as a result of the transition?

Ralph Faison  - Andrew Corporation - President and CEO

We did state that Q3 and Q4 would have sequential gross margin improvement. We’re not going to give specifics for Q4 too far out. As you can imagine, during Q3 completing those moves will have a mix of former cell and do cell and during Q4 will be all in, and they’ll also be continued productivity improvements, because they are still new facilities.

Brian Modoff  - Deutsche Bank - Analyst

And then going into next year, obviously it sounds like SG&A may flatten out somewhat because of the SAP full integration.

Ralph Faison  - Andrew Corporation - President and CEO

That’s correct.

Brian Modoff  - Deutsche Bank - Analyst

Okay. Good. And in terms of — you mentioned the product mix shift to drive higher gross margins, can you kind of talk a little bit about what you’re pointing at there, because obviously a lot of your strength is going to be coming early from your Base Stations subsystems business in active components particularly, with WCDMA kicking up. Is it improvements in that group that are really going to help drive that mix shift or can you kind of give us a little more color on that?

Ralph Faison  - Andrew Corporation - President and CEO

Well, we certainly are seeing improved continued improvements in that group, particularly as we bring out more and more new products, and more and more value-added integrated products we certainly continue to see over the long-term improvements in that group, but as well across the board for, again, continued efficiency gains associated with further consolidation in some of these new factors we’ve talked about. Obviously over some period of time, they become more and more efficient.

Brian Modoff  - Deutsche Bank - Analyst

But in terms of the product — in terms of needing a product mix shift to drive higher gross margin, kind of give us a little color on what you’re describing in that regard?

Ralph Faison  - Andrew Corporation - President and CEO

Well, again, product mix shift can also occur in terms of new products that are coming through, even the Base Station Subsystems group.

Brian Modoff  - Deutsche Bank - Analyst

Got that. And then finally on WCDMA/EDGE in Europe, can you kind of talk about what you’re starting to see over there? And in EDGE, can you give us a little bit of a description of how you benefit when carriers upgrade their networks to EDGE?

Ralph Faison  - Andrew Corporation - President and CEO

I wouldn’t get caught up too much, in too much specificity in terms of which components we deploy or not, but rather would look at it more of just a driver. Any time there’s a change of technology, it’s a driver for some kind of equipment adjustment, add, change, rearrange at the site. Any time that happens, we tend to benefit and we look at that as an inflexion point of activity.

We don’t really get down to the detailed analysis of well, precisely what piece of cable, antenna, connector, amplifier, filter is replaced in EDGE versus UMTS. We certainly have biases for a full complete change-out like UMTS, but any kind of activity driven at the site we like.

Brian Modoff  - Deutsche Bank - Analyst

But clearly, so clearly the impact is much higher, obviously, with UMTS given you are talking about new components and such.

Ralph Faison  - Andrew Corporation - President and CEO

Yes.

Brian Modoff  - Deutsche Bank - Analyst

Okay. Thanks.

Operator

The next question comes from Larry Harris from Oppenheimer. Please go ahead.

Larry Harris  - Oppenheimer - Analyst

Yes, thank you and congratulations on the results for the quarter.

Ralph Faison  - Andrew Corporation - President and CEO

Thanks, Larry.

Larry Harris  - Oppenheimer - Analyst

Within the network solutions business, perhaps you could explain it, I guess the sales were up sequentially but AT&T Wireless declined, or certainly was less than 10% of sales. Was it because we saw growth in terms of sales to other operators or was it due to growth in other businesses that —?

Ralph Faison  - Andrew Corporation - President and CEO

Just growth across the board, Larry, in other businesses. AT&T sequentially increased, and there it’s a hard one to peg because that’s a regulatory-driven business so that gives us nice confidence that that business is unaffected by any distraction associated with their conversations with Cingular. So really the factor of it dropping just under 10% is a function of higher volume across all other businesses.

Larry Harris  - Oppenheimer - Analyst

Great. And with respect to your integrated products, are you shipping now to Samsung and do you have other customers as well?

Ralph Faison  - Andrew Corporation - President and CEO

We have other customers that we are in trials with in their laboratories for the integrated product. From a Samsung perspective, we have shipped a number of products but we are not, we have not yet seen a major win by Samsung of that product for a major deployment.

Larry Harris  - Oppenheimer - Analyst

Okay. Great. Do you believe that you shipped products this quarter for Verizon in terms of their EBDO, and is there a way to size up what your sales opportunity there may be, be it to Nortel, Lucent, or Verizon directly?

Ralph Faison  - Andrew Corporation - President and CEO

Yeah, it’s number one, a hard one for us to specifically size, Larry. Number two, there’s sensitivity, as you could imagine, from some of our key customers for us dealing out much of that information. But what I can tell you is consistent with what some of the OEM suppliers at Verizon are telling you is that we are, in fact, deploying equipment that is rolling out for Verizon.

Larry Harris  - Oppenheimer - Analyst

Great. Thank you.

Ralph Faison  - Andrew Corporation - President and CEO

Sure thing.

Operator

The next question comes from Tim Long from Banc of America Securities. Please go ahead.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Good morning, guys, it’s actually Jeff Walkenhorst [ph] filling in Tim. A few questions, one on R&D. You mentioned at one point on the call you mentioned that more R&D would be incurred in the second half for specific projects. You said in building. I didn’t catch the other.

Ralph Faison  - Andrew Corporation - President and CEO

Base Station subsystems group. All good signals of lots of new projects to address. Any time, particularly, in those two groups, we address new projects, obviously you have to throw R&D resources in the early stages around those new products for future period recognition of revenue once those projects are designed and development. So lots of new projects, lots of new opportunities.

Jeff Walkenhorst  - Banc of America Securities - Analyst

One part I was confused on is that so if it’s going to ramp in the second half, you did say that it would be — dollars wise it would be flat for the June quarter. Is that correct?

Marty Kittrell  - Andrew Corporation - CFO

I either misspoke or you misunderstood what I said. The ramp was actually here in this quarter, and then it will stay roughly flat in terms of dollars. And that kind of increase in spending that we experienced this quarter, that will continue —

Jeff Walkenhorst  - Banc of America Securities - Analyst

I see.

Marty Kittrell  - Andrew Corporation - CFO

 — to support both in building products as well as Base Station subsystems products.

Jeff Walkenhorst  - Banc of America Securities - Analyst

And that would — flat dollars would that apply through the fourth quarter?

Marty Kittrell  - Andrew Corporation - CFO

Yeah, at this point, that’s our guidance.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Okay. And I think a lot of my questions have had answered on the gross margin, but do you guys anticipate any other products, such as the broadband satellite products, that might be introduced as a result of your higher R&D which would negatively impact the GM?

Ralph Faison  - Andrew Corporation - President and CEO

No, most of the higher R&D, it’s new projects but not a new product category or technology for us. So we don’t see that kind of impact. But I will tell you, we’ll always look for new growth markets product areas to enter. But don’t see any immediately on the horizon of the magnitude and size of our DBS entry.

Jeff Walkenhorst  - Banc of America Securities - Analyst

So nothing that would, again, prohibit you from reaching your 28 to 30% target for ’05?

Ralph Faison  - Andrew Corporation - President and CEO

Nothing we can see at this point.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Okay. On the geographic split, can you provide any other color as far as the growth outlook by the three regions that you break out? And within the Americas, can you talk a little bit about Latin America?

Ralph Faison  - Andrew Corporation - President and CEO

Yeah, Latin America is, Latin America took a little break for about 2.5, almost three years. We do see Latin America coming back strong. It was up nicely sequentially and, of course, therefore up nicely year-over-year.

Most of that is if you think about where Latin America is from a technology perspective, they’ve got a lot of room to improve their networks from both a technology and capacity perspective. So we expect to see Latin America to continue to be a point of some growth. Certainly not size wise relative to the Americas, a huge factor but nice to see improvement there.

Marty Kittrell  - Andrew Corporation - CFO

We also would anticipate sequential growth in all three geographies as we look at the June quarter. Obviously we’ve talked at length about the inflection points around the world that would drive that growth. EBDO and competitive response to EBDO in the Americas. Three G adoption in Europe. Three G licenses in China. Very low penetration levels increasing dramatically in India. And other inflection points are all still working in the background and could have differing levels of impact on the three key geographies for us. But we do anticipate sequential growth across the board.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Okay. But no one specific segment would stand out region versus the others?

Ralph Faison  - Andrew Corporation - President and CEO

Not at this point.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Okay. Can you talk — in Latin America it’s a smaller portion, can you give us an idea of what percentage that might contribute to the Americas?

Marty Kittrell  - Andrew Corporation - CFO

No. During the year we just break out the three geographies.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Okay.

Marty Kittrell  - Andrew Corporation - CFO

But obviously Latin America is much smaller than the U.S. and Canada.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Okay. On India, is that, how much of the growth in Asia Pacific might be derived from that country?

Marty Kittrell  - Andrew Corporation - CFO

Well, you know, India is currently 1 or 2% of our total revenues. There is no fundamental reason why it couldn’t represent for us the same opportunity that China represented three or four years ago, so that three or four years from now there’s no reason India couldn’t be a 75, 100, $125 million type opportunity. We believe it could be and are staffing and spending a lot of time discussing our Indian strategy, so that we can capture that potential growth if it occurs.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Okay. On the European, Mid-East, Africa segment, is Africa increasingly important? I noticed that in Ericsson’s numbers, Nigeria showed up for the first time as a top ten market.

Marty Kittrell  - Andrew Corporation - CFO

The Middle East/Africa is an important emerging growth market. We believe that, like the other emerging markets, India, China, that the Middle East/Africa has a lot of room to grow. We have a very successful operation in Africa. They’re experiencing good business trends right now. And we are looking to increase our resources in the African, Mid-East market. So, yeah, we believe that’s the emerging market that will be very important going forward.

Jeff Walkenhorst  - Banc of America Securities - Analyst

Okay. Thanks very much, guys. Good luck.

Operator

The next question comes from Will Davis from UBS. Please go ahead.

Will Davis  - UBS - Analyst

 Hi, guys, thanks for the call. I was curious about what you’re seeing in terms of CapEx trends in the U.S. Last year in ’03 it was very back-end loaded. This year CapEx from most of the major operators shows pretty strong year-over-year growth. Pointing too much more linear progression throughout this year unless CapEx budgets are increased. Is this a trend that you’re seeing? Do you think that this year will be less back-end loaded than last year?

Marty Kittrell  - Andrew Corporation - CFO

You know, we would love for it to be back end loaded because that would mean that we would have significant business upside in the September and December quarters. But, yeah, the year is getting off to a much stronger start.

Obviously the, what we’ve disclosed here about our business in the Americas being up double digits sequentially versus Q1 for us, versus the December quarter for us, is a very strong signal, particularly given the fact that the March quarter tends to be below the December quarter.

So very strong sequential sign. And it gives us, as Ralph alluded give us great confidence going forward. But having said that, we would love for it to be back-end loaded because that would mean that we would see a huge sequential pick up from even these levels.

Will Davis  - UBS - Analyst

How would you characterize your outlook for WCDMA throughout the rest of this calendar year? Do you see kind of a linear ramp? Do you see a moderate progression in Europe?

Ralph Faison  - Andrew Corporation - President and CEO

I think probably the best way to characterize that would be more of a moderate progression in Europe.

Will Davis  - UBS - Analyst

Okay. Thanks, guys.

Operator

We have time for one last question. Our final question comes from John Bucher from Harris Nesbitt. Please go ahead.

John Bucher  - Harris Nesbitt - Analyst

Just a quick follow up on Larry’s question on the integrated transceiver powered amplifier. Besides Samsung, are there any other OEMs that you have a supply agreement with for the integrated PA product?

Ralph Faison  - Andrew Corporation - President and CEO

Not that we have announced. Samsung is the only product and carrier that — I’m sorry, an OEM that we have announced. We have a number of other OEMs that are working with us and that we have product in their labs being tested and that we are working with but no announcements at this point.

John Bucher  - Harris Nesbitt - Analyst

Would you care to offer any expectations for the remainder of the year in that area?

Ralph Faison  - Andrew Corporation - President and CEO

No.

John Bucher  - Harris Nesbitt - Analyst

Thank you.

Ralph Faison  - Andrew Corporation - President and CEO

All right. Sure thing.

Operator

That concludes the question and answer for today. Gentlemen, do you any closing comments?

Ralph Faison  - Andrew Corporation - President and CEO

Yes, operator, thank you very much. I want to thank everybody for participating and your continued interest in Andrew. We are optimistic about the future and the rest of the year, particularly given the nice growth trends and key growth drivers that we see.

We look forward to talking to you next quarter. Thanks a lot.

Operator

This concludes today’s teleconference. Thank you for participating. You may all disconnect at this time.

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